Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS FOURTH QUARTER PROFIT

Increased Sales and Reduced Operating Expenses Drive Operating Profit

Substantial Tax Benefit Provided by One-Time NOL Carryback

CHICAGO, IL — FEBRUARY 23, 2010 — Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $1.8 million, or $0.27 per fully diluted share, for the fourth quarter of 2009, as compared to a net loss of $20.8 million (including a goodwill impairment charge of $20.1 million), or $3.21 per share, in the fourth quarter of 2008.  Profitability was restored as net sales increased by 15.7 percent, to $32.8 million from $28.3 million in the prior year, and selling, general and administrative expenses declined by 4.1 percent, with the fixed component of  these operating expenses declining by more than $500,000 as management made concerted efforts to contain such expenses.  Both reporting segments reported sales increases, with the Cobra segment reporting an increase in net sales of 5.9 percent and the Performance Products Limited (“PPL”) segment reporting an increase of more than 160 percent.  Included in fourth quarter results is a $1.2 million tax benefit due to a one-time net operating loss carryback provision included in a stimulus package passed by Congress and signed into law in November 2009.  On a year-to-date basis, which includes a net $8.4 million tax valuation allowance charge, Cobra reported a net loss of $10.3 million, or $1.59 per share, as compared to a net loss of $18.8 million, or $2.91 per share, in the prior year, as net sales declined to $105.2 million from $124.7 million in 2008.

“We are pleased to report to our shareholders a return to profitability in the fourth quarter,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.  “Our results reflect, in part, a strengthening of the economy and increased sales of certain legacy products to our long-time customers.  However, most of the increase in sales is attributable to our efforts to drive our business forward through the introduction of new products and the expansion of our distribution and marketing channels.  Navigation products for trucks and recreational vehicles introduced in late 2008 and 2009 by Cobra and PPL contributed nearly $4.0 million of increased sales in the most recent quarter.  Additionally, marine GPS tracking devices and GPS-enabled outdoor leisure products for hikers, skiers and other outdoor enthusiasts contributed nearly $600,000 of revenues from new PPL customers in the fourth quarter.   Our strategic objective was to emerge from the downturn as a company that was stronger and more agile than we were as we entered the downturn and these results are clear evidence that we have made significant progress towards reaching this goal.”

The year-over-year increase in fourth quarter net sales of $4.4 million was attributable to an increase of $1.57 million for the Cobra segment and $2.87 million for the PPL segment.  New products, including mobile navigation for trucks, jump starters and floating VHF marine radios drove much of the increase for the Cobra segment.  Also contributing to the sales increase for the Cobra segment were two-way radio sales, as the company continued to benefit from exclusive positioning at a major retailer.  Sales declines in Cobra’s other principal categories were significantly less than those of the prior three quarters.  As compared to the fourth quarter of 2008, radar detection sales declined by 1.1 percent and Citizens Band radio sales declined by 7.2 percent.  This compares favorably with the cumulative declines against prior year sales through the third quarter of 26.2 percent for radar detection and 32.9 percent for Citizens Band radios.  International sales, including sales to Canada and throughout Europe, also continued to decline as compared to the fourth quarter of the prior year but, again, at a lesser rate than the decline in the first three quarters of this year.

PPL segment sales increased by nearly $2.9 million, or more than 160 percent, as compared to the fourth quarter of last year.  The most significant factor contributing to this increase was sales in both the U.K and throughout Europe of satellite navigation products designed for professional drivers and recreational vehicle owners.  These products, with large visible screens and routing and points of interest software tailored to the needs of these users, have been received well by the market and sales have actually been constrained by the lack of available units as demand has exceeded supply.  PPL also benefited from sales of new GPS-enabled handheld navigation units designed for the outdoor enthusiast.  These products, which are available under the Snooper brand as well as various third-party brands, provide skiers, runners, hikers and others with maps of trails and a record of their activities.

Some of the improvement in sales for the fourth quarter was offset by a decline in gross margins as compared to the fourth quarter of 2008, primarily due to product mix for both the Cobra and PPL segments.  On a consolidated basis, Cobra’s gross margin decreased to 25.8 percent from 28.6 percent in the prior year.  This reflected a decline in gross margins for the Cobra reporting segment to 25.8 percent from 27.9 percent, principally due to the decline in Citizens Band radio sales as a proportion of overall sales, as well as the mix of sales within the Citizens Band radio and radar detection product lines, as consumers purchased lower price point products.  The PPL segment gross margin declined to 26.0 percent from 39.9 percent in the prior year.  The most significant cause of the decline was product mix, as download fees declined as a percentage of overall sales.  Additionally, PPL incurred significant airfreight as demand for truck and recreational vehicle navigation products continued to outpace supply; these supply issues are expected to be fully resolved by the end of the first quarter of 2010.

Selling, general and administrative expenses declined to $7.8 million in the fourth quarter from $8.2 million in the prior year.  A decline in fixed operating expenses of more than $500,000 was offset, in part, by an increase in variable selling expenses tied to increased sales.  Reductions in headcount, as well as declines in various professional fees, accounted for much of the decline in fixed expenses.

Due primarily to a gain in the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company, Cobra recorded other income of $265,000 in the fourth quarter of 2009 as compared to other expense of $702,000 in the prior year’s period.  The gain on the cash surrender value in the most recent period was $148,000 as compared to a loss of $778,000 in the prior year.

The current quarter included a tax benefit of $1.2 million compared to a tax benefit of $297,000 in the prior year’s quarter.  This benefit was primarily due to a provision in The Worker, Homeownership, and Business Assistance Act of 2009, enacted November 2009, which allows eligible businesses a one-time election to carry back net operating losses from 2008 or 2009 for three, four or five years rather than the standard two years.  This was recorded as a tax benefit on the income statement due to the tax valuation allowance that was booked in the second quarter of 2009.

On a year-to-date basis, consolidated net sales declined to $105.2 million from $124.7 million, or 15.6 percent, reflecting the overall weakness in the global economy.  The decline for the Cobra segment was $17.5 million, or 15.8 percent, while the decline for the PPL segment was $2.0 million, or 14.2 percent.  The decline in Cobra segment sales was attributable primarily to declines in radar detection and Citizens Band radios domestically, as well as significant weakness in foreign sales.  The decline in net sales for the PPL segment primarily reflects exchange rate movements as the dollar has strengthened relative to the pound sterling; sales in pounds sterling actually increased by approximately 2.4 percent as compared to one year earlier.

Cobra’s consolidated gross margin, on a year-to-date basis, declined to 25.1 percent from 30.6 percent in the prior year.  The decline is attributable primarily to product mix within each segment.  The Cobra segment reported a gross margin of 24.3 percent as compared to 28.0 percent in the prior year primarily due to an increase in sales of lower-margin two-way radios and a decline in sales of higher margin product lines.  Additionally, consumer purchases tended towards lower price point products within each product line, resulting in product line gross margin declines.  The gross margin for the PPL segment declined to 30.9 percent from 51.6 percent in 2008 due to significantly greater sales in the prior year of the Aura database, both for downloads and for smartphone use.  Additionally, within each segment, fixed components of the cost of sales, including the amortization of certain costs associated with the acquisition of PPL, were expensed across a lower level of sales.

Substantial efforts have been made to contain selling, general and administrative expenses in 2009, which is evident from the year-to-date results.  SG&A expenses declined to $30.1 million in 2009 from $34.2 million in the prior year.  Variable selling expense reductions associated with lower sales accounted for less than 40 percent of this decline; the balance was the result of decreases in fixed operating expenses, including personnel reductions and lower professional fees.

As a result of the decline in sales and margins, offset in part by lower operating expenses, Cobra incurred a net loss in 2009 of $10.3 million, or $1.59 per share, as compared to a net loss of

$18.8 million, or $2.91 per share, in the prior year.  As noted previously, the loss for the current year included a tax valuation allowance of $8.4 million, which included a $9.6 million charge booked in the second quarter and a tax benefit of $1.2 million booked in the fourth quarter.  Results for 2008 included an impairment charge of $20.1 million.

Continued tight working capital management by certain customers resulted in the delay into the early part of 2010 of certain sales that were anticipated to take place in the fourth quarter.  As a result, Cobra failed to satisfy the minimum EBITDA covenant contained in the Company’s loan agreement for the fourth quarter, although the Company was in compliance with the minimum Fixed Charge Coverage and Tangible Net Worth covenants set forth in its amended loan agreement.  The Company is in the process of working with its lenders to secure a waiver of the violation and amend the loan agreement and anticipates executing an amendment to the loan agreement in the next several weeks.  Cobra continues to have sufficient availability under its credit line to operate its business.  Cobra had interest-bearing debt of $17.9 million as of December 31, 2009 and cash of $1.4 million, for “net debt” of $16.5 million, as compared to “net debt” of $15.7 million the prior year.  Inventory at the end of the fourth quarter declined to $26.2 million from $27.5 million the prior year and accounts receivable at the end of the quarter were $22.1 million, an increase from $18.0 million one year earlier.

In discussing the outlook for the first quarter of 2010, as well as the entire year, Mr. Bazet said, “Cobra anticipates returning to profitability in 2010, as we drive our business forward through new products and new distribution and marketing channels.  The strength of our fourth quarter, as noted earlier, was built on this strategic thrust and it is continuing into 2010.  Moreover, we recognize the tenuous nature of the economic recovery and we have maintained our focus on containing expenses and managing working capital.  The Company is likely to achieve better results in the first quarter of 2010 than in the prior year; however, a seasonal operating loss is likely.”

Cobra will be conducting a conference call on February 23, 2010 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook.  The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products.  Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership.  To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships.  Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net sales	$32,768	$28,327	$105,229	$124,745
Cost of sales	24,314	20,218	78,853	86,576
Gross profit	8,454	8,109	26,376	38,169
Selling, general and administrative expense	7,834	8,173	30,066	34,175
Impairment of goodwill	0	20,084	0	20,084
Earnings (loss) from operations	620	(20,148)	(3,690)	(16,090)
Other income (expense):
Interest expense	(313)	(222)	(928)	(997)
Other, net	265	(702)	1,110	(1,143)
Earnings (loss) before taxes	572	(21,072)	(3,508)	(18,230)
Tax (benefit) provision	(1,183)	(297)	6,762	598
Net earnings (loss)	1,755	(20,775)	(10,270)	(18,828)
Less: net earnings attributable to non-controlling interest	0	(3)	2	11
Net earnings (loss) attributable to Cobra	$1,755	$(20,772)	$(10,272)	$(18,839)

Net earnings (loss) per common share attributable to Cobra shareholders:
Basic	$0.27	$(3.21)	$(1.59)	$(2.91)
Diluted	$0.27	$(3.21)	$(1.59)	$(2.91)

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,471
Diluted	6,471	6,471	6,471	6,471

Dividends declared per common share	$—	$—	$—	$0.16

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31,	December 31,
	2009	2008
ASSETS:

Current assets:
Cash	$1,405	$1,985
Accounts receivable, net	22,095	18,017
Inventories, net	26,198	27,464
Other current assets	2,349	9,332
Total current assets	52,047	56,798

Property, plant and equipment, net	5,365	5,776

Total other assets	16,574	16,424
Total assets	$73,986	$78,998

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,427	$2,923
Accrued liabilities	5,759	6,274
Short-term debt	16,549	1,370
Total current liabilities	29,735	10,567

Non-current liabilities:
Long-term debt	1,320	16,301
Deferred taxes	1,935	1,983
Deferred compensation	6,772	6,516
Other long-term liabilities	961	1,077
Total non-current liabilities	10,988	25,877

Equity:
Shareholders’ equity - Cobra	33,235	42,530
Non-controlling interest	28	24
Total equity	33,263	42,554

Total liabilities and shareholders’ equity	$73,986	$78,998